Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SIGNIFICANTLY IMPROVED

FOURTH QUARTER AND FULL-YEAR 2005 EARNINGS

Company provides 2006 outlook

TAMPA, January 31, 2006 — TECO Energy, Inc. (NYSE:TE) today reported fourth quarter net income of $52.0 million or $0.25 per share, compared to a loss of $487.6 million or $2.44 per share in the fourth quarter of 2004. The number of common shares outstanding was 4% higher in the fourth quarter of 2005 than for the same period in 2004, primarily due to the shares issued in conjunction with the final settlement of the 9.5% adjustable conversion-rate equity security units completed in January 2005.

Fourth quarter net income and earnings per share from continuing operations were $52.6 and $0.25, respectively, compared to a loss of $351.1 million and a per share loss of $1.76 in the same period in 2004. Fourth quarter results from continuing operations, excluding charges and gains (non-GAAP), were $50.3 million, compared to $37.3 million in the same period in 2004 (see the results reconciliation table, Table 1).

The full-year 2005 net income and earnings per share were $274.5 million and $1.33, respectively, compared to a loss of $552.0 million and a per share loss of $2.87 in 2004. Shares outstanding for 2005 were 7% higher than in 2004.

Full-year 2005 net income and earnings per share from continuing operations were $211.0 million and $1.02, respectively, compared to a loss of $355.5 million and a per share loss of $1.85 for 2004. Full-year 2005 results from continuing operations, excluding charges and gains (non-GAAP), were $254.7 million, compared to $153.1 million in 2004 (see the results reconciliation table, Table 1).

TECO Energy Chairman and CEO Sherrill Hudson said, “I am very pleased with the strong results that TECO Energy is reporting today. These results reflect the soundness of our business strategy and the success of our five core businesses in implementing it. Our team has achieved our goal of making 2005 a baseline year against which to measure future TECO Energy performance. We are looking forward to delivering improved results in 2006.”

Charges and Gains

In fourth quarter 2005, TECO Transport’s results included $9.7 million of after-tax direct costs for Hurricane Katrina related restoration and reclamation efforts at TECO Bulk Terminal and TECO Barge Line, which were more than offset by after-tax insurance recoveries of $13.7 million related to TECO Bulk Terminal. TECO Energy’s fourth quarter results also included a $1.7 million after-tax charge for unamortized debt issuance costs related to the redemption of $100 million of the 8.5% retail trust preferred securities (TRuPs) in December (see the results reconciliation table, Table 1).

In addition to the fourth quarter charges, net income in 2005 included $2.9 million after-tax hurricane costs in the third quarter at TECO Transport, a $45.0 million after-tax debt-extinguishment charge associated with the June redemption of $380 million of 10.5% notes and a $1.9 million benefit related to closing the sale of the Dell Power Station in August 2005, which included an increase in reserves for remaining contractual liabilities associated with the Dell and McAdams power stations.

Discontinued operations included the $76.5 million after-tax gain upon the final transfer of the Union and Gila River merchant power projects to the lenders effective May 31, 2005. This gain represented the reversal of the accumulated unfunded operating losses recorded against equity for the period from December 2003, the date the company decided to exit the projects, through the effective date of the transfer to the lending group (see the results reconciliation table, Table 1).

Non-GAAP Results

Fourth quarter non-GAAP results from continuing operations, which exclude the effects of gains and charges identified in Table 1, were $50.3 million, compared to $37.3 million in 2004. Full-year non-GAAP results from continuing operations, which exclude the effects of gains and charges identified in Table 1, were $254.7 million, compared to $153.1 million in 2004.

For a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section later in this release.

Segment Reporting

Effective with first quarter 2005 results, TECO Energy revised its segment reporting to separately report the results of TECO Guatemala, which includes the results for the San José and Alborada power stations and the 24% ownership interest in EEGSA, Guatemala’s largest distribution utility. The results for these operations were previously reported in the “Other unregulated” segment. Following the sales of the larger energy services businesses of TECO Solutions, which were previously reported in the “Other unregulated” segment, the remaining small operations of TECO Solutions are now reported in the Parent/other results. As a result of the merchant power dispositions, the TWG Merchant segment includes only the results for the uncompleted McAdams Power Station, the Dell Power Station through the closing of its sale in August 2005 and the costs associated with the TWG Merchant parent. Prior periods also included the results for the ownership interest in the Texas Independent Energy (TIE) projects in the TWG Merchant segment.

Results for the unregulated business segments include internally allocated interest expense. Interest expense is not allocated to discontinued operations and instead remains at the TECO Energy parent level.

Results Reconciliation – Table 1

	3-months ended Dec. 31		12-months ended Dec. 31
(in millions)	2005	2004	2005	2004
GAAP net income (loss)	$52.0	$(487.6)	$274.5	$(552.0)

Exclude discontinued operations(1)	0.6	136.5	(63.5)	196.5

GAAP net income (loss) from continuing operations	$52.6	$(351.1)	$211.0	$(355.5)

Add TECO Transport hurricane costs	9.7	—	12.6	—
Add TECO Transport hurricane insurance recovery	(13.7)	—	(13.7)	—
Add parent debt extinguishment(2)	1.7	(0.3)	46.7	(0.5)
Add TIE write-off	—	—	—	99.0
Add Guatemalan debt extinguishment	—	—	—	6.7
Add tax on Guatemalan cash repatriation	—	(1.9)	—	17.4
Add TECO Solutions valuation adjustment	—	—	—	3.4
Add TECO Transport valuation adjustment	—	(0.2)	—	0.6
Add unutilized tax credits	—	(7.0)	—	(7.0)
Add Dell & McAdams valuation adjustment and gain on sale, net	—	381.7	(1.9)	381.7
Add corporate restructuring costs	—	3.1	—	6.5
Add steam turbine write-offs	—	12.8	—	12.8
Add gain on propane business sale	—	0.2	—	(12.0)

Total charges and gains	(2.3)	388.4	43.7	508.6

Non-GAAP results from continuing operations (3)	$50.3	$37.3	$254.7	$153.1

(1)	Results included in discontinued operations are the losses associated with operations of the Union, Gila River, Commonwealth Chesapeake and Frontera power stations, and the energy services companies for the 2004 period. The 12-months ended 2005 results reflect primarily the gain on the transfer of the Union and Gila River power stations to the lender group in May 2005.
(2)	Includes the second quarter redemption premium and unamortized debt issuance costs associated with the June 2005 redemption of the 10.5% notes due in 2007 and the fourth quarter write-off of unamortized debt issuance costs associated with the December 2005 redemption of the TRuPs securities. 2004 results include the benefits from the early exchange of the 9.5% adjustable conversion-rate equity security units.
(3)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure (see the Non-GAAP presentation section).

The table below (Table 2) includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods.

Segment Information – Table 2

(in millions)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
Net Income (loss)	2005	2004	2005	2004
Tampa Electric	$23.6	$26.8	$147.1	$146.0
Peoples Gas System	6.7	6.0	29.6	27.7

Total regulated	30.3	32.8	176.7	173.7
TECO Coal	24.9	15.7	115.4	61.3
TECO Transport	9.9	6.6	20.2	10.2
TECO Guatemala	7.0	(3.6)	40.4	5.7
TWG Merchant	—	(391.4)	(14.6)	(534.1)
Parent/other	(19.5)	(11.2)	(127.1)	(72.3)

Total unregulated	22.3	(383.9)	34.3	(529.2)
Net income (loss) from continuing operations	52.6	(351.1)	211.0	(355.5)
Discontinued operations	(0.6)	(136.5)	63.5	(196.5)

Total net income (loss)	$52.0	$(487.6)	$274.5	$(552.0)

Operating Company Results:

Tampa Electric

Tampa Electric’s retail energy sales increased 1.1% and 2.6% for the fourth quarter and full-year periods, respectively, as strong customer growth offset mild weather. Total heating and cooling degree-days for the Tampa area in the quarter were 1% below normal but 1% above 2004 levels. Full-year heating and cooling degree-days for the Tampa area were 5% below normal for 2005 but only 1% below 2004 levels.

Net income for the fourth quarter was $23.6 million, compared with $26.8 million for the same period in 2004. Results for the quarter reflect 3.2% average customer growth and total degree days below normal but slightly above 2004. Higher depreciation and interest expense offset higher base revenues in the fourth quarter.

Full-year net income was $147.1 million, compared to $146.0 million in 2004. Results in 2005 reflect 2.6% average customer growth and total degree days below normal and below 2004. Higher revenues in 2005 were offset by higher interest, depreciation and operations and maintenance expenses for the year, resulting in slightly higher net income for the year.

Peoples Gas

Peoples Gas System reported net income of $6.7 million for the quarter, compared to $6.0 million in the same period in 2004, which included a $0.4 million after-tax restructuring charge. Quarterly results reflected customer growth of 2.5% and strong off-system sales, partially offset by increased operations and maintenance costs and lower volumes for the low-margin transportation service for electric power generators and industrial customers due to higher gas prices. Statewide heating degree-days were significantly below normal for the quarter. Full-year net income was $29.6 million, compared with $27.7 million for the same period in 2004, including the restructuring charge. Customer growth of 3.6%, increased sales to residential and commercial customers and increased off-system sales were partially offset by higher operations and maintenance expenses for the full year. In both the quarter and full-year periods, strong sales to commercial customers reflected growth in the Florida economy and high levels of tourism, which enhance commercial sales to hotels and restaurants, while sales of low-margin transportation service for interruptible customers declined.

TECO Coal

TECO Coal achieved fourth quarter net income of $24.9 million on total sales of 2.5 million tons, which includes synfuel, compared to $15.7 million on sales of 2.1 million tons in the same period in 2004, which included a $7.0 million benefit from a tax credit true-up. Fourth quarter tonnage includes 1.5 million tons of synthetic fuel sales, in line with 2004 synfuel production. Compared to the fourth quarter in 2004, results reflect a 51% higher average net selling price per ton, which excludes transportation allowances, and a 14% increase in the average cash cost of sales, excluding synfuel costs. Higher production costs reflect increased contract miner costs and continued higher fuel prices, which affect the cost of diesel fuel and explosives. The fourth quarter results in 2005 also included a $2.8 million after-tax mark-to-market loss on hedges placed to protect the company’s synfuel benefits against rising oil prices. Sales volumes increased in the fourth quarter due to a new high-wall miner project entering service in late September, more favorable geological conditions at two mines and increased productivity at a third.

Full-year net income in 2005 was $115.4 million, driven by higher selling prices and margins, on total sales of 9.7 million tons, compared to $61.3 million for the same period in 2004, which included the $7.0 million benefit from a tax credit true-up, on sales of 9.1 million tons. Full-year tonnage includes 6.4 million tons of synthetic fuel sales in 2005, compared to 6.3 million tons in the 2004 period. Results for the full-year period reflect an average net selling price per ton, which excludes transportation allowances, almost 48% higher than in 2004; average cash cost of sales, excluding synfuel costs, almost 20% higher than in 2004; and increased third-party ownership in the synfuel production facilities. The cash cost of sales was driven by higher prices for diesel fuel, labor and steel products. Full-year results also included a $1.6 million after-tax benefit from the 2004 synfuel tax credit rate, which was $1.13 per million Btu on an actual basis versus the $1.12 per million Btu estimated in 2004, and a $2.4 million first quarter negative adjustment to deferred tax assets due to a reduction in the Kentucky state income tax rate. The year-end mark-to-market position on the 2005 and 2006 oil price hedges resulted in no gain or loss for the year.

TECO Synfuel Holdings, LLC had previously sold 90% of its membership interest to two third parties, along with associated percentage rights to benefits in the business that adjust from time to time. Allocation of the benefits was temporarily increased 8% in the first and second quarters such that 98% of the benefits went to the third parties. In July 2005, a permanent increase in the third party ownership of the synfuel facilities of 8% was achieved through the sale of this interest to a new participant. Under these third-party ownership transactions, TECO Coal is paid to provide feedstock, operate the synthetic fuel production facilities and sell the output; the purchasers have the risks and rewards of ownership and are allocated 98% of the tax credits and operating costs.

TECO Transport

TECO Transport recorded fourth quarter net income of $9.9 million, compared to $6.6 million in the same period in 2004. TECO Transport’s non-GAAP fourth quarter results were $5.9 million, compared to $6.4 million in 2004. Non-GAAP results in 2005 excluded the $9.7 million after-tax direct costs associated with the restoration and recovery efforts for Hurricane Katrina and the $13.7 million after-tax benefit for insurance recovery related to the hurricane restoration costs at TECO Bulk Terminal (see Table 1). Non-GAAP results in 2004 excluded a $0.2 million after-tax benefit related to a valuation adjustment on oceangoing equipment. Fourth quarter results in 2005 reflect improved operating efficiencies at TECO Barge Line, higher river barge rates and increased northbound river shipments offset by higher non-hurricane-related repair expenses, and lower third-party and Tampa Electric volumes at the terminal in Louisiana due to disruptions from Hurricane Katrina. Higher fuel costs were partially offset by a $0.6 million after-tax benefit from fuel hedges. TECO Transport estimates that ongoing business interruptions of the river barge and oceangoing operations due to operational disruptions at TECO Bulk Terminal as a result of Hurricane Katrina reduced fourth quarter net income by about $1.7 million.

TECO Transport recorded full-year net income of $20.2 million, compared to $10.2 million in the same period in 2004. Non-GAAP results in 2005 were $19.1 million, which excluded direct hurricane costs and insurance recovery, compared to $11.9 million in 2004, which excluded management restructuring costs and valuation adjustments on oceangoing equipment (see Table 1). Full-year results were positively affected by the qualification of two oceangoing vessels for the benefits of tax law changes under the Jobs Creation Act, which reduces taxes on income earned by U.S. flag vessels engaged in full-time international trade. Full-year results were also affected by the same factors as in the fourth quarter as well as increased movements of export coal, petroleum coke and other products through TECO Bulk Terminal early in 2005. Higher fuel costs were partially offset by a $3.0 million after-tax benefit from fuel hedges. In 2005, TECO Transport’s net income was reduced by an estimated $4.9 million due to the ongoing business interruptions associated with operations at TECO Bulk Terminal as a result of Hurricane Katrina.

TECO Transport expects to incur additional repair and restoration costs and insurance recovery through early 2006, related to the effects of Hurricane Katrina (see the Outlook section).

TECO Guatemala

TECO Guatemala reported fourth quarter net income of $7.0 million in 2005, compared to a loss of $3.6 million in the 2004 period, which included a $12.8 million after-tax charge associated with unused steam turbines and a $1.9 million benefit associated with taxes on cash repatriated in 2004. The fourth quarter 2004 steam turbine write-off was not directly related to the Guatemalan operation; it related to turbines purchased in anticipation of a non-merchant project for TWG that was terminated. The 2005 results reflect higher energy sales from the generating facilities, customer growth and higher energy sales at EEGSA and favorable foreign currency exchange rates, offset by higher tax rates. Full-year net income was $40.4 million in 2005, compared to $5.7 million in 2004, which included a $6.7 million after-tax charge related to debt extinguishment; $17.4 million of taxes on repatriated cash; and a $12.8 million after-tax write-off of unused steam turbines (see Table 1). The 2005 results reflect higher operations and maintenance expenses early in the year and higher tax rates partially offset by energy sales and customer growth at EEGSA and higher capacity revenues for the power plants.

TWG Merchant

In 2005, TWG Merchant’s fourth-quarter results were break-even, compared to a loss of $391.4 million for the same period in 2004, which included a $381.7 million valuation adjustment for the uncompleted Dell and McAdams power stations. Excluding charges and gains, the improvement in 2005 is primarily the result of the discontinuation of interest allocation to the McAdams Power Station and the sale of the Dell Power Station in August. The full-year net loss was $14.6 million in 2005, compared to a loss of $534.1 million for the same period in 2004. The full-year non-GAAP loss in 2005, which excluded the $1.9 million net benefit from the sale of the Dell Power Station and the recognition of additional liabilities relating to both the Dell and McAdams power stations, was $16.5 million (see Table 1). Results in 2004 included the asset write-off and the operating losses from the ownership interest in the TIE projects, which was sold in July 2004, as well as the Dell and McAdams valuation adjustments (see Table 1).

Parent / Other

The cost for Parent/other in the fourth quarter was $19.5 million, compared to a cost of $11.2 million in the same period in 2004. Non-GAAP fourth quarter results in 2005 were a cost of $17.8 million, excluding the $1.7 million debt extinguishment charge associated with the retirement of $100 million of the TRuPs securities in December, compared to a cost of $8.2 million in 2004, which excluded the $2.7 million corporate restructuring charge at the parent and the $0.3 million benefit from the early exchange of the equity security units (see Table 1). Although total parent interest expense declined $11.0 million in the 2005 quarter due to the retirement of the trust preferred debt associated with the conversion of the equity security units and the retirement of the 10.5% notes in June 2005, interest expense at the parent reflects the impact of no longer allocating interest to TWG Merchant as of the third quarter.

In 2005, the full-year cost was $127.1 million compared to a cost of $72.3 million in 2004. In 2005, the full-year non-GAAP results were a cost of $80.4 million, excluding the second and fourth quarter TECO Energy debt extinguishment charges, compared to a non-GAAP cost of $76.8 million in the same period in 2004, which excluded the charges and gains shown in Table 1. The drivers for the higher costs were higher unallocated interest costs offset by lower interest expense due to the debt retirements accomplished in 2005. Interest allocated to the non-regulated businesses was $36.2 million in 2005, compared to $76.8 million in 2004. Total parent interest expense declined $37.4 million in 2005 due to the retirement of the trust preferred debt associated with the conversion of the equity security units and the retirement of the 10.5% notes in June 2005.

Discontinued Operations

The net loss from discontinued operations for the 2005 fourth quarter was $0.6 million, compared to a net loss of $136.5 million in the same period of 2004. Discontinued

operations in the quarter consisted primarily of true-up amounts from previously divested assets. In 2005, full-year net income from discontinued operations was $63.5 million, compared to a loss of $196.5 million in 2004. These results include the operating results from the Union and Gila River power stations through the end of May 2005 and the $76.5 million after-tax gain recorded upon the final disposition of the plants in the second quarter. Discontinued operations also include results for the Commonwealth Chesapeake Power Station until its sale in April 2005.

Cash and Liquidity

TECO Energy’s consolidated cash and cash equivalents, excluding all restricted cash, totaled $345.7 million at Dec. 31, 2005. Restricted cash of $37.6 million includes $30.0 million held in escrow until the end of 2007 related to the sale of a 49 % interest in the synthetic coal production facilities. Cash at Dec. 31, 2005 excludes the San José and Alborada power stations’ unrestricted cash balances of $15.7 million and restricted cash of $8.3 million, as these companies were deconsolidated due to the adoption of FIN 46R, Consolidation of Variable Interest Entities, effective Jan. 1, 2004.

In addition, at Dec. 31, 2005, aggregate availability under bank credit facilities was $445.7 million, net of letters of credit of $14.3 million outstanding under these facilities and $215 million drawn on Tampa Electric Company’s credit facilities. At the end of the quarter, total liquidity, including cash plus credit facilities, was $791.4 million, which included $277.4 million at Tampa Electric Company, consisting of $260.0 million of undrawn credit facilities and $17.4 million of cash.

TECO Energy parent had total liquidity of $500.0 million at Dec. 31, 2005, consisting of $314.3 million of cash and availability of $185.7 million under its credit facility.

Consolidated cash flow from operations includes costs associated with synfuel production but excludes proceeds from the third-party synfuel investors, which are reported as cash from investing and financing activities. These proceeds totaled $51.4 million and $206.4 million for the fourth quarter and full-year periods, respectively. In addition, in the fourth quarter proceeds of $20 million were received reflecting the release of previously restricted cash associated with the amendment to the sale of the 49.5% ownership interest in TECO Coal’s synthetic fuel production facilities.

2006 Outlook

Earnings: TECO Energy estimates its 2006 per share results from continuing operations to be in a range of $1.25 to $1.35. This estimate excludes charges and gains that might occur and be treated as non-GAAP items, and assumes no reduction in proceeds from the sale of synfuel ownership interests due to oil prices above the estimated $60 per barrel threshold level that would reduce the value of the synfuel tax credits. This guidance range excludes the direct costs associated with Hurricane Katrina restoration and any insurance recoveries that might occur to offset these direct costs expected in 2006 for TECO Transport. These forecasted results are based on the company’s current expectations and assumptions for the year, including those described below, which are subject to risks and uncertainties. If NYMEX oil prices average $62 per barrel for the calendar year the expected reduction in earnings would be $0.07 per share and at $67 per barrel the reduction in earnings would be $0.28 per share, assuming synfuel production continues for the full year. Recently, the average NYMEX futures price for oil for calendar year 2006 has been approximately $67 per barrel. If oil prices were to remain at these levels for the full year, the benefits from the sale of the synfuel ownership interests would be reduced by approximately $0.28 per share and in cash proceeds of $110 million.

Tampa Electric expects continued strong customer growth of almost 2.5% and slightly higher energy sales growth, assuming normal weather. Operations and maintenance expense at Tampa Electric is expected to increase significantly above 2005’s level due to spending on customer service enhancements, to meet growth, improvements in reliability and capacity factors of its coal fired units to mitigate the impact of high natural gas prices, and increased spending on the distribution system due to increased resources dedicated to it and lessons learned in recent hurricane seasons. The after-tax impact of the disallowance of Tampa Electric’s recovery of a portion of its waterborne fuel transportation costs is expected to continue to be in the range of $9 million to $11 million for the full year. Peoples Gas expects customer growth of about 3.5% in 2006 and higher operations and maintenance costs primarily for employee related expenses.

TECO Coal expects improved results reflecting production in a range of 9.5 to 10 million tons and per ton net selling prices in the mid $50 area compared to about $49 in 2005. The cash cost of production is expected to increase 3% to 5% over the approximately $40 per ton level in 2005. The forecast assumes that TECO Coal will benefit from continued strong earnings and cash flow from the sale of 98% of the ownership of its synfuel facilities to third parties. These estimates of earnings and cash flow assume no reduction in synfuel tax credits due to limitations that could result from oil prices exceeding the average reference price for the full year. The company estimates that oil prices, as quoted on NYMEX, would have to average more than $60 per barrel for the 2006 calendar year to begin to phase out the benefits from synfuel.

If TECO Coal were to exercise its right to cease production of synfuel, it would produce and sell conventional coal in lieu of synfuel and not reduce the overall expected production and sale tonnage for the year, and the approximately $11 per ton incremental cost to produce synfuel would no longer be incurred. If coal is sold as conventional coal, it is expected to earn a pretax margin of about $8 per ton in 2006. The company has hedged $20 million of the risk related to 2006 synfuel cash benefits from oil prices above $65 per barrel.

TECO Transport anticipates continued robust river market pricing as a result of favorable balance in supply and demand for river barges throughout the industry. The company also expects its oceangoing operations to benefit from fewer shipyard days for the fleet than in 2005, and for three vessels to benefit from the tax law changes that reduce taxes on income earned by U.S. flag vessels in international trade, compared to two vessels benefiting in 2005. It forecasts continued good operating efficiencies for both the ocean-going and river barge operations, but expects TECO Bulk Terminal to continue to operate at reduced volumes through the first quarter until the major repairs for damage from Hurricane Katrina are completed.

TECO Guatemala expects to continue to provide strong earnings and cash flow and expects net income to be lower driven by a reversion to more normal tax rates. In 2005, TECO Guatemala benefited from the effects of an effective 5% tax rate as a result of a one-time, one-year opportunity made available as part of the Jobs Creation Act. The net income effect of this change in tax rates and other tax related items is expected to be in a range of $7 to $8 million. Results in 2006 are expected to be reduced by an additional $2 million due to a change in the calculation method for energy prices.

Cash Flow: TECO Energy currently forecasts 2006 consolidated cash flow from operations in a range from $500 to $550 million and consolidated net cash generation in a range of $135 to $175 million after dividends. This forecast includes recovery in 2006 of approximately $70 million of 2005 net fuel and other clause under-recovery at Tampa Electric. Cash flow from operations includes the projected $65 million cost of producing synfuel for the full year but excludes the projected $205 million of synfuel investor proceeds reported as cash from investing and financing activities. This forecast assumes no reduction in proceeds that would occur if oil prices exceed the threshold level at which the synfuel tax credits would begin to be reduced. The forecast of consolidated net cash generation assumes estimated capital expenditures of approximately $450 million, net Tampa Electric borrowing of approximately $110 million, and the retirement of the remaining $100 million of TECO Energy TRuPs securities.

Based on the assumptions discussed above, 2006 net cash generation at TECO Energy parent is expected to be in a range from $130 to $170 million. This forecast is based on the assumptions described above and also assumes a $50 million equity contribution to Tampa Electric and the payment of common stock dividends at current levels.

Taxability of TECO Energy Dividends

The company previously reported that, following the transfer of the Union and Gila River power stations to the lenders, some of its future common stock distributions might be characterized as return of capital distributions rather than ordinary dividend income for tax purposes. A return of capital distribution is generally a nontaxable reduction of the original purchase cost tax basis. This reduction in basis could affect future gains or losses, if any, on the sale of the shares, which would generally be taxed as capital gains or losses depending upon current law and the holding period for the shares.

The tax characterization of dividends depends upon the availability of the company’s earnings and profits, as defined by the Internal Revenue Code, first for the current year and then on an accumulated basis. If the distribution is determined to be out of earnings and profits, it is characterized as ordinary taxable dividend income. If current and accumulated earnings and profits are negative, the distribution is characterized as a return of capital distribution. The preliminary results of a detailed earnings and profits study indicate that the company had negative current and accumulated earnings and profits when the November 2005 distribution was made, which should be characterized as a return of capital when reported on IRS Form 1099. The company has provided this information regarding the taxability of its dividends to various tax reporting services for use in preparing the IRS Form 1099 to shareholders to report the quarterly dividends received from the company in 2005. Shareholders should consult their tax advisors for details as to what impact the tax treatment of this distribution will have in their individual tax situations.

TECO Energy expects that in 2006 the company’s earnings and profits, as defined by the Internal Revenue Code, for the current year will be positive and that distributions will be characterized as ordinary taxable dividend income.

Non-GAAP Presentation

Table 1, “Results Reconciliation,” presents non-GAAP financial results after elimination of the effects of certain identified gains and charges in the 2005 and 2004 quarterly and full-year periods. Management believes that the presentation of this non-GAAP financial performance provides investors a measure that reflects the company’s operations under its business strategy, which is focused on its five core businesses. Management also believes that it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s business and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use this non-GAAP presentation as a yardstick for measuring the company’s performance, making decisions that are dependent upon the profitability of the company’s various operating units and in determining levels of incentive compensation.

The non-GAAP measure of financial performance used by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

While each of the particular excluded items is not expected to recur, there may be true-ups to charges related to merchant power facilities or additional debt extinguishment activities. Management recognizes that there may be items that could be excluded in the future. Even though charges may occur, management believes the non-GAAP measure is an important addition to GAAP net income for assessing the company’s potential future performance because excluded items are limited to those that management believes are not indicative of future performance.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its fourth quarter and 2005 results and 2006 outlook at 9:00 AM Eastern time, Tuesday, January 31, 2006. The Webcast can be accessed by following the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions described above, and the company does not undertake to update that information or any other information contained in this press release. Additional factors that could impact actual results include: unforeseen regulatory actions by federal, state or local authorities that could impact operations; any adverse outcome in the previously disclosed litigation; any additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; oil prices in excess of the annual reference price, which would reduce or eliminate synfuel tax credits and reduce or eliminate the earnings and cash flow from the sale of membership interests in the synfuel production facilities at TECO Coal; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions; commodity price changes affecting the margins at TECO Coal or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for the federal income tax credits, which could be impacted by changes in law, regulation or administration. Additional information is contained under “Investment Considerations” in Exhibit 99.1 to TECO Energy Inc.’s Quarterly Report on Form 10-Q for the quarter ended Jun. 30, 2005.

Contact:	News Media: Laura Plumb – (813) 228-1572 Investor Relations: Mark Kane – (813) 228-1772 Internet: http://www.tecoenergy.com

Summary Information as of December 31, 2005

	Three Months Ended		Twelve Months Ended
(millions except per share amounts)	2005	2004	2005	2004
Revenues	$770.0	$656.4	$3,010.1	$2,639.4

Net income (loss) from continuing operations	$52.6	$(351.1)	$211.0	$(355.5)
Net income (loss) from discontinued operations	(0.6)	(136.5)	63.5	(196.5)

Net income (loss)	$52.0	$(487.6)	$274.5	$(552.0)

Earnings (loss) per share from continuing operations – basic	$0.25	$(1.76)	$1.02	$(1.85)
Earnings (loss) per share from discontinued operations – basic	—	(0.68)	0.31	(1.02)
Total earnings (loss) per share – basic	$0.25	$(2.44)	$1.33	$(2.87)

Earnings (loss) per share – basic	$0.25	$(2.44)	$1.33	$(2.87)
Earnings (loss) per share – diluted	$0.24	$(2.44)	$1.31	$(2.87)
Average common shares outstanding – basic	207.4	199.7	206.3	192.6
Average common shares outstanding – diluted	209.5	199.7	208.2	192.6

DECEMBER 2005

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(thousands)	2005	2004	2005	2004
Revenues	$770,026	$656,368	$3,010,106	$2,639,370

Expenses
Operation	524,285	463,821	2,004,967	1,783,868
Maintenance	39,849	39,187	168,370	137,440
Asset Impairment	3,173	625,423	3,173	632,170
Goodwill Impairment	—	4,757	—	4,757
Restructuring Charges	37	1,172	—	1,217
Depreciation	70,959	68,974	282,187	275,919
Taxes, other than income	48,129	43,231	194,654	184,308

Total expenses	686,432	1,246,565	2,653,351	3,019,679

Income from operations	$83,594	$(590,197)	$356,755	$(380,309)

Other income (expense)
Allowance for other funds used during construction	—	—	—	718
Other income (expense), net	35,213	29,426	171,572	142,984
Loss on Debt Extinguishment	—	(100)	(71,507)	(4,392)
Impairment on TIE Investment	—	—	—	(152,287)
Contingent Arbitration Reserve	—	—	—	—
Earnings from equity investments	16,739	9,458	60,406	36,069

Total other income (expense)	51,952	38,784	160,471	23,092

Interest charges
Interest expense	71,255	77,859	291,406	323,194
Allowance for borrowed funds used during construction	—	—	—	(277)

Total interest charges	71,255	77,859	291,406	322,917

Income before provision for income taxes	64,291	(629,272)	225,820	(680,134)

(Benefit)Provision for income taxes	30,923	(259,577)	101,942	(245,123)

Net income from continuing operations before minority interest	33,368	(369,695)	123,878	(435,011)

Minority Interest	19,250	18,532	87,122	79,463

Net income from continuing operations	52,618	(351,163)	211,000	(355,548)

Discontinued Operations
Income from discontinued operations	(70)	(201,813)	88,162	(294,043)
Income tax expense (benefit)-discontinued operations	590	(65,389)	24,669	(97,595)

Net income from discontinued operations	(660)	(136,424)	63,493	(196,448)

Cumulative effect of a change in accounting principle, net of tax	—	—	—	—
Net Income	$51,958	$(487,587)	$274,493	$(551,996)

Average common shares outstanding during the period (thousands)	207,355	199,695	206,310	192,636

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$0.25	$(1.76)	$1.02	$(1.85)
Earnings per share from continuing operations — diluted	$0.24	$(1.76)	$1.00	$(1.85)

Earnings per share — basic	$0.25	$(2.44)	$1.33	$(2.87)
Earnings per share — diluted	$0.24	$(2.44)	$1.31	$(2.87)

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(thousands)	Dec. 31, 2005	Dec. 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$345,673	$96,739
Restricted cash	37,577	57,119
Short-term investments	8	6
Receivables, less allowance for uncollectibles	323,332	286,731
Inventories, at average cost
Fuel	84,941	46,207
Materials and supplies	68,931	74,586
Current derivative asset	64,028	3,761
Regulatory Assets	296,277	63,836
Prepayments and other current assets	51,380	26,859
Assets held for sale, current	—	128,801

Total current assets	1,272,147	784,645

Property, plant and equipment
Utility plant in service-electric	4,934,490	4,857,877
Utility plant in service-gas	839,554	810,781
Construction work in progress	199,955	207,122
Other property	780,440	847,551

	6,754,439	6,723,331
Accumulated depreciation	(2,187,554)	(2,065,450)

Total property, plant and equipment, net	4,566,885	4,657,881

Other assets
Other investments	7,959	7,959
Investment in unconsolidated affiliates	297,092	262,960
Goodwill	59,270	59,360
Long term derivative asset	4,897	—
Regulatory asset	101,131	137,127
Deferred income taxes	735,708	875,136
Deferred charges and other assets	117,008	128,206
Assets held for sale	7,995	2,059,116

Total other assets	1,331,060	3,529,864

Total assets	7,170,092	8,972,390

LIABILITIES AND CAPITAL
Current liabilities
Long-term debt due within one year
Recourse	$5,900	$5,500
Non-recourse	1,280	8,083
Notes payable	215,000	115,000
Accounts payable	354,669	257,703
Current derivative liability	310	11,474
Customer deposits	115,194	105,841
Interest accrued	50,026	50,598
Taxes accrued	34,859	36,348
Regulatory Liabilities	146,774	22,441
Liabilities associated with held for sale, current	1,849	1,631,820

Total current liabilities	925,861	2,244,808

Other liabilities
Investment tax credits	17,253	19,955
Regulatory liability	543,119	516,507
Long term derivative liability	—	542
Other deferred credits and other liabilities	383,918	351,531
Liabilities associated with assets held for sale	—	672,220
Long-term debt, less amount due within one year
Recourse	3,519,807	3,588,930
Non-recourse	11,720	13,396
Preferred company securities	177,675	277,675
Minority interest	(983)	2,945

Capital
Common equity (outstanding 208,223,198 shares in 2005 and 199,747,809 shares in 2004)	1,601,001	1,287,650
Unearned compensation	(9,279)	(3,769)

Total liabilities and capital	7,170,092	8,972,390

Book value per share	$7.69	$6.45

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(thousands)	2005	2004	2005	2004
Cash flows from operating activities
Net income	$51,958	$(487,587)	$274,493	$(551,992)

Adjustments to reconcile net income to net cash:
Depreciation	70,959	72,227	282,187	289,622
Deferred income taxes	26,162	(262,904)	110,735	(355,540)
Investment tax credit, net	(662)	(697)	(2,702)	(2,864)
Allowance for funds used during construction	—	—	—	(995)
Amortization of unearned compensation	1,411	3,390	5,492	13,610
Gain on asset sales, pretax	(28,728)	16,024	(261,579)	(92,860)
Noncash debt extinguishment, pretax	2,663	—	19,815	—
Equity in earnings of unconsolidated affiliates	(13,568)	(9,298)	(35,878)	(34,319)
Minority interest	(19,250)	(18,480)	(87,122)	(79,463)
Asset impairment, pretax	3,173	715,239	3,173	876,703
Goodwill impairment and intangible asset impairment, pretax	—	16,585	—	16,585
Contingent arbitration reserve, pretax	—	—	—	(5,633)
Deferred recovery clause	(93,329)	(2,396)	(154,317)	25,159
Receivables, less allowance for uncollectibles	9,833	39,273	(56,663)	32,088
Inventories	242	19,895	(38,071)	41,854
Prepayments and other current assets	(15,101)	(644)	(11,256)	3,618
Taxes accrued	(44,710)	(110,837)	(17,444)	(81,991)
Interest accrued	(34,249)	(15,911)	17,442	76,712
Accounts payable	1,392	3,121	118,989	(69,188)
Other	17,533	(126)	6,595	38,506

	(64,271)	(23,126)	173,889	139,612

Cash flows from investing activities
Capital expenditures	(81,458)	(100,851)	(295,274)	(273,155)
Allowance for funds used during construction	—	—	—	995
Net proceeds from sale of assets	40,358	162,459	310,043	349,515
Net proceeds from sale of business	—	—	—	—
Cash paid on disposition of business	—	—	(31,800)	—
Net cash reduction from deconsolidation	—	—	—	(22,755)
Restricted cash	19,830	6,012	47,564	(34,293)
Investment in unconsolidated affiliates	2,717	1,448	2,830	45,375
Other non-current investments	(100)	7,767	4,100	24,720

	(18,653)	76,835	37,463	90,402

Cash flows from financing activities
Dividends	(39,543)	(37,926)	(157,748)	(145,252)
Common stock	1,654	2,192	196,400	10,217
Proceeds from long-term debt	—	—	311,888	—
Minority interest	17,142	15,754	83,081	76,066
Restricted cash	—	—	—	—
Repayment of long-term debt	(100,000)	(127,287)	(494,061)	(224,973)
Early exchange of equity units	—	(48)	—	(17,682)
Net increase (decrease) in short-term debt	195,000	90,000	100,000	77,500
Equity contract adjustment payments	—	(2,131)	(1,978)	(17,379)

	74,253	(59,446)	37,582	(241,503)

Net increase (decrease) in cash and cash equivalents	(8,671)	(5,737)	248,934	(11,489)
Cash and cash equivalents at beginning of period	354,344	102,476	96,739	108,228

Cash and cash equivalents at end of period	$345,673	$96,739	$345,673	$96,739

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal		TECO Transport	TECO Guatemala		TWG Merchant		Other & Eliminations		TECO Energy
Three months ended Dec. 31,
2005	Revenues - outsiders	$416.2	$154.6	$140.1		$55.8	$1.9		$(0.1)		$1.5		$770.0
	Sales to affiliates	0.5	—	—		19.7	—		—		(20.2)		—

	Total revenues	416.7	154.6	140.1		75.5	1.9		(0.1)		(18.7)		770.0
	Depreciation	47.2	8.9	9.0		5.2	0.3		0.3		0.1		71.0
	Restructuring costs	—	—	—		—	—		—		—		—
	Total Interest charges (including Alloc Interest) (1)	26.2	3.8	3.8		1.2	5.2		0.2		30.8		71.2
	Allocated interest expense (1)	—	—	3.1		(0.2)	3.6		(0.1)		(6.4)		—
	Provision (Benefit) for income taxes	16.0	4.0	14.0		5.6	0.9		(2.7)		(6.9)		30.9
	Net income (loss) from continuing operations	$23.6	$6.7	$24.9		$9.9 (5)	$7.0		$—		$(19.5	) (2)	$52.6

2004	Revenues - outsiders	$412.1	$101.4	$82.1		$51.2	$1.5		$3.1		$5.0		$656.4
	Sales to affiliates	0.9	—	—		17.9	—		—		(18.8)		—

	Total revenues	413.0	101.4	82.1		69.1	1.5		3.1		(13.8)		656.4
	Depreciation	45.4	8.7	8.8		5.4	0.2		0.2		0.2		68.9
	Restructuring costs	—	0.7	—		—	—		0.5		—		1.2
	Total Interest charges (including Alloc Interest)	24.0	3.8	3.5		1.1	3.6		9.9		32.0		77.9
	Allocated interest expense	—	—	3.4		(0.3)	3.4		9.9		(16.7)		(0.3)
	Provision (Benefit) for income taxes	11.8	3.7	(2.5)		3.0	(10.7)		(235.5)		(29.4)		(259.6)
	Net income (loss) from continuing operations	$26.8	$6.0	$15.7		$6.6	$(3.6	) (3)	$(391.4	) (4)	$(11.2)		$(351.1)

Twelve months ended Dec. 31,
2005	Revenues - outsiders	$1,744.3	$549.5	$505.1		$192.5	$7.7		$0.4		$10.6		$3,010.1
	Sales to affiliates	2.5	—	—		85.7	—		—		(88.2)		—

	Total revenues	1,746.8	549.5	505.1		278.2	7.7		0.4		(77.6)		3,010.1
	Depreciation	187.1	35.0	36.8		21.4	0.8		0.7		0.4		282.2
	Restructuring costs	—	—	—		—	—		—		—		—
	Total Interest charges (including Alloc Interest)	98.3	15.1	13.4		5.1	15.9		10.4		133.2		291.4
	Allocated interest expense	—	—	12.5		(0.6)	14.2		10.1		(36.2)		—
	Provision (Benefit) for income taxes	90.6	18.4	64.9		8.1	(1.9)		(10.9)		(67.3)		101.9
	Net income (loss) from continuing operations	$147.1	$29.6	$115.4		$20.2 (5)	$40.4		$(14.6	) (4)	$(127.1	) (2)	$211.0

2004	Revenues - outsiders	$1,683.8	$417.2	$327.6		$173.4	$11.5		$7.6		$18.3		$2,639.4
	Sales to affiliates	3.6	—	—		76.2	—		—		(79.8)		—

	Total revenues	1,687.4	417.2	327.6		249.6	11.5		7.6		(61.5)		2,639.4
	Depreciation	180.9	34.1	36.3		21.9	0.8		1.0		0.9		275.9
	Restructuring costs	—	0.7	—		—	—		0.5		—		1.2
	Total Interest charges (including Alloc Interest)	95.8	15.2	11.2		4.7	14.7		50.7		130.6		322.9
	Allocated interest expense	—	—	11.1		(1.0)	14.3		50.7		(76.8)		(1.7)
	Provision (Benefit) for income taxes	83.9	17.3	22.8		4.6	8.1		(314.0)		(67.8)		(245.1)
	Net income (loss) from continuing operations	$146.0	$27.7	$61.3	(6)	$10.2 (5)	$5.7	(3)	$(534.1	) (4)	$(72.3	) (2)	$(355.5)

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in Total interest charges.
(2)	Results for the 3 months and 12 months ended Dec. 31, 2005 include $1.7 million and $45.0 million after-tax of debt extinguishment charges, respectively, at TECO Parent. The 12 months ended Dec. 31, 2004 include a $12.0 million after-tax gain for the propane sale, partially offset by a $3.4 million after-tax impairment charge at TECO Fiber.
(3)	TECO Guatemala’s net income for the 12 months ended December 31, 2004 include a $6.7 million after-tax charge related to the refinancing of the debt associated with the San Jose power station in Guatemala, $17.4 million for income taxes due to the repatriation of cash from Guatemala following the refinancing, and a $12.8 million after-tax charge for steam turbine impairments.
(4)	TWG Merchant’s results for the 12 months ended Dec. 31, 2005 included a net $1.9 million benefit related to the closing of the sale of the McAdams Power Station. Results for the 3 and 12 months ended December 31, 2004 include charges totaling $381.7 million for valuation adjustments for the Dell and McAdams power stations. Results for the 12 months ended Dec. 31, 2004 also include a $99.0 million after-tax write-off of the investment in the Texas Independent Energy (TIE) project.
(5)	TECO Transport’s results for the 12 months ended Dec. 31, 2005 include a $2.9 million loss from direct storm costs, more than offset by a $4.0 million gain from insurance proceeds in the 4th quarter of 2005. The 12 months ended Dec. 31, 2004 include a $0.6 million after-tax asset impairment charge.
(6)	TECO Coal’s results for the 12 months ended Dec. 31, 2004 include a $7.0 million positive adjustment related to Section 29 tax credits that had been written-off in 2003’s fourth quarter due to projected limitations on taxable income prior to filing the TECO Energy 2003 tax return.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Quarter End December 31	2005	2004	Percent Change	2005	2004	Percent Change
Residential	$197,597	$192,907	2.4	2,006,380	1,941,600	3.3
Commercial	128,471	127,166	1.0	1,545,923	1,507,465	2.6
Industrial — Phosphate	13,900	17,982	(22.7)	252,173	320,158	(21.2)
Industrial — Other	24,063	23,896	0.7	331,798	326,174	1.7
Other sales of electricity	35,820	35,564	0.7	418,407	408,976	2.3
Deferred and other revenues	(3,954)	(5,237)	(24.5)	—	—	—

	$395,897	$392,278	0.9	4,554,681	4,504,373	1.1
Sales for resale	11,624	10,590	9.8	163,416	173,540	(5.8)
Other operating revenue	9,175	10,079	(9.0)	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—

	$416,696	$412,947	0.9	4,718,097	4,677,913	0.9

Average customers	643,154	623,303	3.2	—	—	—

Retail Output to Line				4,596,849	4,600,207	(0.1)

	Operating Revenues*			Sales — Kilowatt-hours*
Year-To-Date December 31	2005	2004	Percent Change	2005	2004	Percent Change
Residential	$838,101	$820,221	2.2	8,558,461	8,292,828	3.2
Commercial	516,441	505,461	2.2	6,233,982	5,988,052	4.1
Industrial — Phosphate	63,271	68,642	(7.8)	1,148,902	1,228,749	(6.5)
Industrial — Other	96,318	97,336	(1.0)	1,328,635	1,326,918	0.1
Other sales of electricity	140,305	139,194	0.8	1,641,857	1,600,122	2.6
Deferred and other revenues	(75,983)	(22,308)	—	—	—	—

	$1,578,453	$1,608,546	(1.9)	18,911,837	18,436,669	2.6
Sales for resale	50,550	41,067	23.1	773,646	664,624	16.4
Other operating revenue	38,054	37,777	0.7	—	—	—
SO2 Allowance Sales	79,758	—	—	—	—	—

	$1,746,815	$1,687,390	3.5	19,685,483	19,101,293	3.1

Average customers	635,748	619,535	2.6	—	—	—

Retail Output to Line				19,862,358	19,381,760	2.5

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended December 31,	2005	2004	Percent Change	2005	2004	Percent Change
By Customer Segment:
Residential	$40,824	$27,350	49.3	17,307	14,641	18.2
Commercial	49,222	36,276	35.7	92,704	91,250	1.6
Industrial	2,424	2,421	0.1	51,035	53,358	(4.4)
Off System Sales	47,787	24,670	93.7	34,511	41,557	(17.0)
Power generation	3,735	3,034	23.1	64,070	71,079	(9.9)
Other revenues	10,570	7,626	38.6		—	—

	$154,562	$101,377	52.5	259,627	271,885	(4.5)

By Sales Type:
System supply	$121,653	$73,050	66.5	69,422	75,430	(8.0)
Transportation	22,339	20,701	7.9	190,205	196,455	(3.2)
Other revenues	10,570	7,626	38.6	—	—	—

	$154,562	$101,377	52.5	259,627	271,885	(4.5)

Average customers	318,843	311,114	2.5	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended December 31,	2005	2004	Percent Change	2005	2004	Percent Change
By Customer Segment:
Residential	$138,898	$115,003	20.8	70,730	65,820	7.5
Commercial	173,833	151,784	14.5	380,289	368,121	3.3
Industrial	10,867	10,158	7.0	208,032	221,251	(6.0)
Off System Sales	176,657	96,343	83.4	186,593	178,200	4.7
Power generation	13,724	11,126	23.4	291,697	291,643	0.0
Other revenues	35,483	32,758	8.3	—	—	—

	$549,462	$417,172	31.7	1,137,341	1,125,035	1.1

By Sales Type:
System supply	$426,741	$303,136	40.8	337,094	326,401	3.3
Transportation	87,238	81,278	7.3	800,247	798,634	0.2
Other revenues	35,483	32,758	8.3	—	—	—

	$549,462	$417,172	31.7	1,137,341	1,125,035	1.1

Average customers	318,385	307,371	3.6	—	—	—

*	in thousands